Exhibit 1


                                                                EXECUTION COPY
                                                                --------------






==============================================================================


                            STOCK PURCHASE AGREEMENT

                                  by and among

                          VESTA INSURANCE GROUP, INC.,

                       VESTA FIRE INSURANCE CORPORATION,

                              NEW AFFIRMATIVE LLC,

                               J.C. FLOWERS I LP
                   (SOLELY WITH RESPECT TO SECTIONS 1.1(b),
                      4.3, 5.2, 5.5, 5.8 and ARTICLE VIII
                            (other than 8.1 and 8.2))

                                      and

                   DELAWARE STREET CAPITAL MASTER FUND, L.P.
                   (SOLELY WITH RESPECT TO SECTIONS 1.1(b),
                      4.3, 5.2, 5.5, 5.8 and ARTICLE VIII
                            (other than 8.1 and 8.2))

                                  dated as of

                                 June 14, 2005


==============================================================================


                                      Table of Contents

                                                                                                   Page
                                                                                                   ----

ARTICLE I PURCHASE AND SALE OF THE SHARES............................................................1
   Section 1.1      Purchase and Sale of the Shares..................................................1
   Section 1.2      Closing..........................................................................2
   Section 1.3      Closing Deliveries...............................................................2

ARTICLE II PURCHASE PRICE............................................................................3

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE SELLERS............................................3
   Section 3.1      Organization.....................................................................4
   Section 3.2      Ownership of Shares..............................................................4
   Section 3.3      Authorization; Validity of Agreements............................................4
   Section 3.4      No Violations; Consents and Approvals............................................5
   Section 3.5      Agreements With the Company......................................................6
   Section 3.6      Litigation.......................................................................7
   Section 3.7      Disclosure.......................................................................7
   Section 3.8      Brokers..........................................................................7

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE PURCHASER...........................................7
   Section 4.1      Organization.....................................................................7
   Section 4.2      Authorization; Validity of Agreement.............................................8
   Section 4.3      No Violations; Consents and Approvals............................................8
   Section 4.4      Financing........................................................................9
   Section 4.5      Accredited Investor..............................................................9
   Section 4.6      Brokers..........................................................................9
   Section 4.7      Information.....................................................................10

ARTICLE V COVENANTS.................................................................................10
   Section 5.1      Certain Agreements with Respect to the Company..................................10
   Section 5.2      Consents and Approvals; Performance; Reasonable Best Efforts....................11
   Section 5.3      Acquisition Proposals...........................................................14
   Section 5.4      Agreements with the Company.....................................................14
   Section 5.5      Acquisition of Other Shares Prior to Closing....................................15
   Section 5.6      Release of Liens................................................................15
   Section 5.7      Notification of Certain Matters.................................................16
   Section 5.8      Press Releases and Public Announcements.........................................16
   Section 5.9      Further Assurances..............................................................16
   Section 5.10     Confidentiality.................................................................16

ARTICLE VI CONDITIONS...............................................................................17
   Section 6.1      Conditions to Each Party's Obligation...........................................17
   Section 6.2      Conditions to the Obligation of the Sellers.....................................18
   Section 6.3      Conditions to Obligation of the Purchaser.......................................19
   Section 6.4      Frustration of Closing Conditions...............................................21

ARTICLE VII TERMINATION.............................................................................21
   Section 7.1      Termination.....................................................................21
   Section 7.2      Effect of Termination...........................................................22

ARTICLE VIII MISCELLANEOUS..........................................................................23
   Section 8.1      Survival........................................................................23
   Section 8.2      Indemnification.................................................................23
   Section 8.3      Amendment; Waiver...............................................................24
   Section 8.4      Fees and Expenses...............................................................24
   Section 8.5      Notices.........................................................................24
   Section 8.6      Interpretation; Seller Obligations..............................................27
   Section 8.7      Headings........................................................................27
   Section 8.8      Counterparts....................................................................28
   Section 8.9      Entire Agreement................................................................28
   Section 8.10     No Third Party Beneficiaries....................................................28
   Section 8.11     Severability....................................................................28
   Section 8.12     Specific Performance............................................................28
   Section 8.13     Governing Law...................................................................28
   Section 8.14     Submission to Jurisdiction......................................................28
   Section 8.15     Waiver of Jury Trial............................................................29
   Section 8.16     Assignment......................................................................29

                            TABLE OF DEFINED TERMS


Term                                                                      Page
----                                                                      ----

Acquisition Proposal........................................................14
Action.......................................................................7
affiliate...................................................................27
Agreement....................................................................1
beneficial ownership........................................................27
Business Day.................................................................2
Closing......................................................................2
Closing Date.................................................................2
Closing Date Gross Amount...................................................20
Closing Date Net Amount.....................................................20
Common Stock.................................................................1
Company......................................................................1
Company Contracts............................................................6
Confidential Information....................................................17
Contract.....................................................................6
Department...................................................................6
Deposit Amount..............................................................20
Determination Date...........................................................2
DSC..........................................................................1
DSC Percentage...............................................................2
Form A Filing................................................................8
Governmental Approvals......................................................12
Governmental Entity..........................................................5
HSR Act......................................................................9
JCF..........................................................................1
JCF Percentage...............................................................1
JCF Stake....................................................................2
knowledge...................................................................27
Laws........................................................................12
Liens........................................................................4
Material Negative Condition.................................................12
Other Shares................................................................15
Outside Date................................................................22
Per Share Purchase Price.....................................................3
Person.......................................................................4
Purchaser....................................................................1
Registration Rights Agreement...............................................15
Reinsurance Contracts........................................................6
Release of Liens............................................................15
Representatives.............................................................14
Seller.......................................................................1
Seller Disclosure Schedule...................................................4
Sellers......................................................................1
Shares.......................................................................1
Subsidiary...................................................................7
VFIC.........................................................................1
VIG..........................................................................1
VIG Credit Agreement........................................................15
VIG Liens...................................................................15

                           STOCK PURCHASE AGREEMENT

          STOCK PURCHASE AGREEMENT, dated as of June 14, 2005 (this "Agreement"), by and among Vesta Insurance Group, Inc., a Delaware corporation ("VIG"), Vesta Fire Insurance Corporation, an Illinois insurance company ("VFIC", and together with VIG, collectively the "Sellers" and each individually, a "Seller"), and New Affirmative LLC, a Delaware limited liability company (the "Purchaser"), and in each case solely for the purposes of Sections 1.1(b), 4.3, 5.2, 5.5, 5.8 and Article VIII (other than 8.1 and 8.2) hereof, J.C. Flowers I LP, a Delaware limited partnership ("JCF"), and Delaware Street Capital Master Fund, L.P., a Cayman Islands exempted limited partnership ("DSC") (it being understood that the obligations of JCF and DSC, respectively, under Sections 1.1(b), 4.3, 5.2, 5.5, 5.8 and the applicable Sections of Article VIII shall be as to itself only several and not joint and several).

          WHEREAS, the Sellers collectively own in the aggregate 5,218,228 shares (the "Shares") of common stock, par value $.01 per share (the "Common Stock"), of Affirmative Insurance Holdings, Inc., a Delaware corporation (the "Company");

          WHEREAS, the Sellers desires to sell to the Purchaser, and the Purchaser desires to purchase from the Sellers, the Shares, on the terms and subject to the conditions set forth herein; and

          NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows.

                                  ARTICLE I
                        PURCHASE AND SALE OF THE SHARES

          Section 1.1    Purchase and Sale of the Shares.

          (a) At the Closing (as defined in Section 1.2) and upon the terms and subject to the conditions set forth in this Agreement, the Sellers shall sell, assign, transfer, convey and deliver to the Purchaser, and the Purchaser shall accept and purchase from the Sellers, the Shares, free and clear of all Liens (as defined in Section 3.2).

          (b) In connection with the obligations of the Purchaser, (a) JCF agrees to severally, but not jointly, at the Closing guarantee the full and punctual payment of the JCF Percentage (as defined herein) of the aggregate Per Share Purchase Price by the Purchaser and (b) DSC agrees to severally, but not jointly, at the Closing guarantee the full and punctual payment of the DSC Percentage (as defined herein) of the aggregate Per Share Purchase Price by the Purchaser. For the purposes of this Agreement, the "JCF Percentage" shall be equal to the amount (expressed as a percentage) of (i)(A)(I) the sum of (x) the number of shares of common stock of Affirmative owned by DSC two (2) days prior to the Closing Date (such date, the "Determination Date"), (y) the number of shares, if any, of common stock of Affirmative owned by JCF and its affiliates on the Determination Date (the "JCF Stake") and (z) 5,218,228 shares of common stock of Affirmative divided by (II) two (2) minus (B) the JCF Stake divided by (ii) 5,218,228. For the purposes of this Agreement, the "DSC Percentage" shall be equal to one hundred percent (100%) minus the JCF Percentage.

          Section 1.2 Closing. The closing of the purchase and sale of the Shares and the other transactions contemplated hereby (the "Closing") will take place at 10:00 a.m., New York time, on the date that is two (2) Business Days (as defined below) after satisfaction or waiver of all of the conditions set forth in Article VI hereof (other than those conditions which by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) (the "Closing Date"), at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York 10036 unless another date or place is agreed to in writing by the parties hereto. For purposes of this Agreement, "Business Day" shall mean any day other than a Saturday, Sunday or other day on which banks in New York, New York are authorized or required by Law to be closed for regular banking business.

          Section 1.3    Closing Deliveries.

          (a) Deliveries by the Sellers. At the Closing, the Sellers shall deliver to the Purchaser:

               (i) stock certificates representing the Shares, duly endorsed in favor of the Purchaser or accompanied by a separate stock power duly and validly executed by the applicable Seller and otherwise sufficient to vest in the Purchaser good and valid title to the Shares (with all necessary transfer tax and all other revenue stamps attached thereto), free and clear of all Liens;

               (ii) an executed receipt for the aggregate Per Share Purchase Price (as defined in Article II);

               (iii) an executed certificate signed by an executive officer of each of the Sellers delivered pursuant to Section 6.3(d);

               (iv) an executed instrument of assignment and transfer with respect to the Sellers' rights under the Registration Rights Agreement with respect to the Shares pursuant to Section 5.4(c);

               (v) the certificates referred to in Section 6.3(h) and (i) duly executed by an executive officer of each of the Sellers (which shall have been delivered five (5) days prior to the Closing Date pursuant to
     Section 6.3(h) and (i), respectively);

               (vi) a statement of each of the Sellers in form and substance reasonably satisfactory to the Purchaser that satisfies the Purchaser's obligations under Treasury Regulation ss. 1.1445-2(b) or (c), as applicable; and

               (vii) such other documents, agreements, instruments, writings and certificates as the Purchaser may reasonably request to effect the transactions contemplated hereby, in form and substance reasonably satisfactory to the Purchaser.

          (b) Deliveries by the Purchaser. At the Closing, the Purchaser shall deliver to the Sellers:

               (i) the aggregate Per Share Purchase Price for the Shares, by delivery by wire transfer of immediately available funds to an account designated by the Sellers not later than two (2) Business Days prior to the Closing Date;

               (ii) an executed certificate signed by an executive officer of the Purchaser delivered pursuant to Section 6.2(c); and

               (iii) such other documents, agreements, instruments, writings and certificates as the Sellers may reasonably request to effect the transactions contemplated hereby, in form and substance reasonably satisfactory to the Sellers.

                                  ARTICLE II
                                PURCHASE PRICE

          The purchase price per share for the Shares shall be equal to $15.00 (the "Per Share Purchase Price"). The Per Share Purchase Price shall be adjusted to reflect appropriately the effect of any forward or reverse stock split, stock dividend (including any dividend or distribution of securities exercisable or exchangeable for or convertible into Common Stock), cash or "in kind" dividend (other than regular cash dividends in amounts which are not in excess of the amounts previously paid by the Company), stock issuance or sale, reorganization, recapitalization, reclassification, combination, exchange of shares or other similar change with respect to the Common Stock occurring or with a record date on or after the date hereof and on or prior to the Closing.

                                 ARTICLE III
                       REPRESENTATIONS AND WARRANTIES OF
                                  THE SELLERS

          Simultaneously with the execution and delivery of this Agreement, the Sellers shall deliver to the Purchaser a disclosure schedule with numbered sections corresponding to the relevant sections in this Agreement (the "Seller Disclosure Schedule"). VIG and VFIC severally but not jointly represent and warrant to the Purchaser as follows:

          Section 3.1 Organization. VIG is a corporation duly organized, validly existing and in good standing under the Laws (as defined in Section 5.2) of the State of Delaware. VFIC is a corporation duly organized, validly existing and in good standing under the Laws of the State of Illinois.

          Section 3.2 Ownership of Shares. Except for VIG Liens with respect to the Shares held by VIG (as defined in Section 5.6), which shall be released at or prior to the Closing, the Sellers, as of the date hereof and at all times up to the Closing shall, own and have good and valid title to the Shares free and clear of all liens, claims, charges, encumbrances, security interests, mortgages, pledges, options, assessments, licenses, buy/sell agreements, preferential arrangements or other restrictions of any kind or nature whatsoever, including any restriction or covenant with respect to, or condition governing, the use, voting, transfer, receipt of income or other exercise of any attributes of, or material benefits associated with, ownership (collectively, "Liens"). At the Closing, the Sellers shall deliver to the Purchaser good and valid title to the Shares free and clear of all Liens. VIG owns directly 1,045,600 shares of Common Stock and VFIC owns directly
4,172,628 shares of Common Stock. The Shares represent all equity interests owned, directly or indirectly, by the Sellers or their affiliates in the Company or any of its Subsidiaries (as defined in Section 3.5(a)). Except for VIG with respect to the VIG Liens, which shall be released at or prior to the Closing, none of the Sellers is a party to any agreement creating rights with respect to the Shares in any individual, partnership, joint venture, trust, corporation, unincorporated entity or Governmental Entity (as defined in Section 3.4(b)) ("Person") and each of the Sellers has the full power and legal right to sell, assign, transfer and deliver the Shares. There are no existing warrants, options, stock purchase agreements, redemption agreements, restrictions of any nature, voting trust agreements, proxies, calls or rights to subscribe of any character relating to the Shares owned by any of the Sellers. None of the Sellers has received any notice of any adverse claim to the ownership of any of the Shares and has no knowledge of any facts that would reasonably be likely to give rise to any adverse claim to the ownership of the Shares.

          Section 3.3 Authorization; Validity of Agreements. Each of the Sellers has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of the Sellers and, assuming due authorization, execution and delivery of this Agreement by each of the other parties hereto, is a valid and binding obligation of each of the Sellers enforceable against such Sellers in accordance with its terms.

          Section 3.4    No Violations; Consents and Approvals.

          (a) Neither the execution, delivery and performance of this Agreement by the Sellers nor the consummation by the Sellers of the transactions contemplated hereby will (i) violate any provision of the certificate of incorporation or bylaws of either of the Sellers, (ii) except as set forth in Section 3.4(a) of the Seller Disclosure Schedule, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any loan or credit agreement, note, bond, mortgage, indenture, guarantee, other evidence of indebtedness, lease, license, contract, agreement or other instrument or obligation to which the Sellers or to the knowledge of the Sellers, the Company or any of its Subsidiaries, is a party or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Sellers or the Shares or any of the Sellers' properties or assets, except in the case of the preceding clauses (ii) and (iii), for those conflicts, breaches, violations, defaults or accelerations that would not, individually or in the aggregate (x) have, or be reasonably likely to have a material adverse effect on the ability of the Sellers to (1) perform their obligations under this Agreement or (2) consummate the transactions contemplated hereby or (y) reasonably be likely to (1) adversely affect the attributes of, or material benefits associated with, ownership of the Shares by the Purchaser (including dividend and voting rights) at and following the Closing or (2) result in the Purchaser incurring a material liability. No representation is being made with regard to any conflicts, breaches, violations, defaults or accelerations which occur by reason of the regulatory or legal status of the Purchaser, JCF or DSC or facts specifically pertaining to any of them.

          (b) Except as disclosed in Section 3.4(b) of the Seller Disclosure Schedule, no filing or registration with, notification to, or authorization, consent, approval or waiver of, any Governmental Entity (as defined below) is required in connection with the execution, delivery and performance of this Agreement by the Sellers or the consummation by the Sellers of the transactions contemplated hereby. For the purposes of this Agreement, "Governmental Entity" shall mean any (A) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, (B) governmental or quasi-governmental entity of any nature, including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, taxing authority or unit and any court or other tribunal (foreign, federal, state or local), (C) Person, or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature, including the Department (as defined below), or (D) arbitrator or arbitration panel or similar person or body. For the purposes of this Agreement, "Department" shall mean the Illinois Department of Financial and Professional Regulation - Division of Insurance. No representation is being made with regard to any filing or registration, notification, authorization, consent, approval or waiver which is required by reason of the regulatory or legal status of the Purchaser, JCF or DSC or facts specifically pertaining to any of them.

          Section 3.5 Agreements With the Company. Section 3.5 of the Seller Disclosure Schedule sets forth a complete, accurate and current list of all material contracts, commitments, arrangements, licenses, obligations, indentures, deeds of trust or other instruments or agreements (each, a "Contract") between the Sellers or any of their affiliates (other than the Company and its Subsidiaries), on the one hand, and the Company or any of its Subsidiaries (as defined below), on the other hand (collectively the "Company Contracts"), including any Contract pursuant to which the Sellers provide reinsurance to the Company or any of its Subsidiaries (or vice versa), any related arrangement pursuant to which the Sellers have collateralized (to the Company or its Subsidiaries or to any third party) their obligations under such Contracts or any Contract pursuant to which the Seller has authorized the Company or any of its Subsidiaries to underwrite insurance on its behalf (or vice versa) (collectively, the "Reinsurance Contracts"). The Sellers have previously delivered to the Purchaser the Sellers' forecasted Case and IBNR reserves for the Reinsurance Contracts as of each quarter end in 2005. Each Company Contract is a valid and binding obligation of the Sellers or their affiliates and, to the knowledge of the Sellers, is a valid and binding obligation of the Company or its Subsidiaries, as applicable, and is in full force and effect and enforceable by the applicable Seller or its affiliates, on the one hand, and the Company or its Subsidiaries, on the other hand, in accordance with its terms. Each of the Sellers or their applicable affiliates has performed, and to the knowledge of the Sellers, each of the Company and its Subsidiaries has performed, all material obligations required to be performed by it under each Company Contract, and there has been no breach or default or claim of default by it or, to its knowledge, by the Company or any of its Subsidiaries, under any provision thereof and no event has occurred which, with or without notice, the passage of time or both, would constitute a breach or default by it, or, to its knowledge, the Company or any of its Subsidiaries as applicable, under any provision thereof or that would permit modification, acceleration or termination of any Company Contract by any of the Sellers or their affiliates, on the one hand, or the Company or any of its Subsidiaries, on the other hand, or any other party thereto. Except as set forth in Section 3.5 of the Seller Disclosure Schedule, the enforceability after the Closing by the Company or its Subsidiaries of the Company Contracts shall not be adversely affected by the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and no notice to, or consent, approval or waiver is required from any Person. From and after the Closing, the Registration Rights Agreement shall be enforceable against the Company by the Purchaser and no notice to, or consent or approval of any Person is required in order to effect the assignments of the Registration Rights Agreement pursuant to this Agreement. Complete, accurate and current copies of each of the Company Contracts (including any amendments and/or supplements thereto) set forth in Section 3.5 of the Seller Disclosure Schedule have been delivered to the Purchaser by the Sellers. Neither Seller has knowledge of any facts or circumstances that would reasonably be likely to be the basis for any material Action (as defined in Section 3.6) by the Sellers, or any of their Subsidiaries, on the one hand, against the Company or any of its Subsidiaries, on the other hand, relating to or under any Company Contract. As used in this Agreement, the term
"Subsidiary" shall mean, with respect to any Person, any corporation or other entity of which 50% or more of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such entity is directly or indirectly owned by such Person.

          Section 3.6 Litigation. There is no suit, action, arbitration, proceeding or investigation (each, an "Action") which is pending or, to the knowledge of the Sellers, threatened, against either of the Sellers or their respective Subsidiaries or any of their respective assets, properties or businesses which would, individually or in the aggregate have, or be reasonably likely to have a material adverse effect on the ability of the Sellers to (a) perform their obligations under this Agreement or (b) consummate the transactions contemplated hereby.

          Section 3.7 Disclosure. No statement in this Agreement, any schedule attached hereto or certificate delivered pursuant hereto contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading.

          Section 3.8 Brokers. Other than Sagent Advisors, the fees and expenses of which shall be paid solely by the Sellers, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Sellers.

                                  ARTICLE IV
                        REPRESENTATIONS AND WARRANTIES
                               OF THE PURCHASER

          The Purchaser represents and warrants to the Sellers as follows:

          Section 4.1 Organization. The Purchaser, and solely for the purposes of Section 4.3, JCF and DSC (each as to itself only several and not joint and several) is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware.

          Section 4.2 Authorization; Validity of Agreement. The Purchaser has the requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Purchaser of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized, and no other proceedings on the part of the Purchaser are necessary to authorize the execution and delivery of this Agreement by the Purchaser and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Purchaser and, assuming due authorization, execution and delivery of this Agreement by the Sellers, is a valid and binding obligation of the Purchaser enforceable against it in accordance with its terms.

          Section 4.3    No Violations; Consents and Approvals.

          (a) Neither the execution, delivery and performance of this Agreement by the Purchaser, JFC or DSC nor the consummation by the Purchaser, JFC or DSC of the transactions contemplated, JCF or DSC hereby will (i) violate any provision of the limited liability company agreement or limited partnership agreement, as the case may be, of the Purchaser, JCF or DSC, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, guarantee, other evidence of indebtedness, license, lease, contract, agreement or other instrument or obligation to which the Purchaser, JCF or DSC or any of its respective Subsidiaries is a party or by which any of them or any of their assets may be bound or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Purchaser, JCF or DSC, any of its respective Subsidiaries or any of its respective properties or assets, except in the case of the preceding clauses (ii) and (iii), for those conflicts, breaches, violations, defaults or accelerations that would not, individually or in the aggregate, have, or be reasonably likely to have a material adverse effect on the ability of the Purchaser, JCF or DSC to (x) perform its obligations under this Agreement or (y) consummate the transactions contemplated hereby. No representation is being made with regard to any conflicts, breaches, violations, defaults or accelerations which occur by reason of the regulatory or legal status of the Sellers or the Company or facts specifically pertaining to any of them.

          (b) Except for (i) the filing with, and the written approval of the Department in respect of, the Form A, Statement Regarding the Acquisition of, Control of a Domestic Insurer with respect to the transactions contemplated hereby (the "Form A Filing"), (ii) the filing of a Statement on Schedule 13D with the Securities and Exchange Commission and any securities exchange on which the Company's securities are listed, (iii) the filing of a Form 3 with the SEC and any other filings with the SEC as may be necessary or appropriate and (iv) the required filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), no filing or registration with, notification to, or authorization, consent, approval or waiver of, any Governmental Entity is required in connection with the execution and delivery of this Agreement by the Purchaser, JCF or DSC or the consummation by the Purchaser, JCF or DSC of the transactions contemplated hereby, except for such consents, approvals, orders, authorizations, notifications, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, have, or be reasonably likely to have a material adverse effect on the ability of the Purchaser, JCF or DSC to (x) perform its respective obligations under this Agreement or (y) consummate the transactions contemplated hereby. No representation is being made with regard to any filing or registration, notification, authorization, consent, approval or waiver which is required by reason of the regulatory or legal status of the Sellers or the Company or facts specifically pertaining to any of them.

          Section 4.4 Financing. Subject to the satisfaction, or waiver by the Purchaser, of the conditions set forth in Section 6.1 and Section 6.3, the Purchaser will have at the Closing sufficient funds available to pay the Purchase Price and to satisfy and perform its obligations hereunder.

          Section 4.5    Accredited Investor

          (a) The Purchaser is acquiring the Shares to be acquired by it hereunder for its own account, solely for the purpose of investment and not with a view toward, or for sale in connection with, any distribution thereof, in violation of the federal securities Laws or any applicable foreign or state securities Law.

          (b) The Purchaser is an "accredited investor" as defined in Rule 501(a) promulgated under the Securities Act of 1933, as amended.

          (c) The Purchaser understands that the acquisition of the Shares to be acquired by it pursuant to the terms of this agreement involves substantial risk. The Purchaser and its officers have experience as an investor in securities and equity interests of companies such as the ones being transferred pursuant to this Agreement and the Purchaser acknowledges that it can bear the economic risk of its investment (which may be for an indefinite period) and has such knowledge and experience in financial or business matters that the Purchaser is capable of evaluating the merits and risks of its investment in the Shares to be acquired by it pursuant to the transactions contemplated hereby.

          Section 4.6 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Purchaser.

          Section 4.7 Information. Purchaser, JCF and DSC have sufficient experience in business, financial and investment matters to be able to evaluate the risks involved in the acquisition of the Shares and to make an informed investment decision with respect to such acquisition, and further acknowledge that the Sellers make no representation specifically regarding the value of the Shares.

                                   ARTICLE V
                                   COVENANTS

          Section 5.1    Certain Agreements with Respect to the Company.

          (a) During the period from the date hereof to the Closing Date, except (x) as expressly permitted by this Agreement or (y) with the express written consent of the Purchaser, the Sellers shall not, and shall cause each of their Subsidiaries not to:

               (i) acquire or hold any equity interest in the Company other than the Shares;

               (ii) transfer (which term shall include, without limitation, any sale, gift, pledge or other disposition), or consent to any transfer of (or enter into any contract, option or other agreement or understanding with respect to any transfer of), any or all of the Shares, or any interest therein;

               (iii) grant any proxy, power-of-attorney or other authorization in or with respect to the Shares or enter into any agreement relating to the Shares;

               (iv) incur or suffer to be incurred any Lien on any of the Shares (other than the VIG Liens, which shall be released at Closing);

               (v) make any loan, advance or capital contributions to, or investments in, the Company or its Subsidiaries;

               (vi) cause, or seek to cause, the Company and its Subsidiaries to declare, pay or make any regular or special cash dividends or other cash distributions with respect to the Shares or any other capital stock of the Company;

               (vii) agree or take any action, including by voting or giving a consent, to amend the certificate of incorporation or the bylaws of the Company;

               (viii) amend or terminate, waive any benefit under or exercise any registration right under, or agree to amend, terminate, waive any benefit under or exercise any registration right under, the Registration Rights Agreement;

               (ix) take any other action that would in any way restrict, limit or interfere with the performance of its obligations pursuant to this Agreement; or

               (x) agree or commit (including by voting the Shares) to do any of the foregoing.

          (b) The Sellers shall use their reasonable best efforts to cause the transactions contemplated hereby to be consummated as promptly as practicable and to permit the Purchaser to realize the attributes of, and material benefits associated with, ownership of the Shares, including dividend and voting rights; without limiting the generality of the foregoing, prior to the Closing, the Sellers shall not propose or consent to, and shall vote the Shares against, any action that is intended, or could reasonably be expected, to materially impede or delay, postpone or adversely affect the consummation of the transactions contemplated hereby or could otherwise adversely affect the attributes of, or material benefits associated with, ownership of the Shares by the Purchaser (including dividend and voting rights) at and following the Closing.

          Section 5.2 Consents and Approvals; Performance; Reasonable Best Efforts.

          (a) The parties shall, and shall use their reasonable best efforts to cause their affiliates (other than in the case of the Sellers with respect to the Company and its Subsidiaries) to, cooperate with each other and shall use their reasonable best efforts to (i) promptly prepare and to file all necessary documentation, and to effect all applications, notices, petitions and filings, with each Governmental Entity and each third party (other than a Governmental Entity) that are necessary or advisable to consummate the transactions contemplated hereby, including the purchase and sale of the Shares and (ii) obtain as promptly as practicable (A) all Governmental Approvals (as defined below), and (B) any permit, consent, approval, waiver or authorization of such third parties that are necessary or advisable to consummate the transactions contemplated hereby, including the purchase and sale of the Shares. Notwithstanding the other provisions of this Agreement, none of the Purchaser, DSC or JCF shall be obligated to take or refrain from taking, or to agree to take or refrain from taking, any action or to suffer to exist any restriction, limitation, condition or requirement that would, individually or in the aggregate with all other such actions, restrictions, limitations, conditions or requirements related thereto, reasonably be expected to result in (i) a material negative effect on the business or the condition (financial or otherwise), results of operations, operations, assets, properties or liabilities of (A) the Purchaser or any of its respective affiliates, as the case may be, or (B) the Company and its Subsidiaries, taken as a whole, including with respect to the Company and its Subsidiaries, any limitation or restriction on the declaration or payment of dividends, including with respect to the Shares; provided, that notwithstanding the foregoing, in no event shall the Purchaser or any of its affiliates be required to take any action (or refrain from taking any action) with respect to, or agree to the imposition of any limitation or restriction on, any of JCF's or DSC's other investments, (ii) a material negative effect on the benefits, taken as a whole, which the Purchaser, DSC or JCF or any of their respective affiliates, as the case may be, reasonably expected to derive from the consummation of the transactions contemplated hereby, including the purchase and sale of the Shares, (iii) a limitation on the ability of the Purchaser to vote (or act by written consent with respect to) all or a portion of the Shares or (iv) any requirement that any of the Purchaser, DSC or JCF or any of their respective affiliates make (or become obligated to make whether through notice, lapse of time or otherwise) any capital contribution to, or investment in, the Company or any of its Subsidiaries (clauses (i), (ii), (iii) and (iv) shall each be referred to as a "Material Negative Condition"). The parties and their respective directors and officers shall use their reasonable best efforts to (x) file as promptly as practicable, but in no event later than twenty (20) days after the date of this Agreement, all required applications and documents in connection with obtaining the Governmental Approvals (including as set forth in Section 5.2(c)) and shall act reasonably and promptly thereafter in responding to additional requests and comments in connection therewith and (y) obtain as promptly as practicable all other consents, authorizations, approvals and waivers, including, if applicable, after the Closing. "Governmental Approvals" shall mean all permits, licenses, certificates, franchises, concessions, approvals, consents, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, filings, franchises, notices, variances, rights, designations, ratings, registrations, qualifications, authorizations or orders that are or have been issued, granted, given or otherwise made available by or under the authority of any Governmental Entity or pursuant to any Law. "Laws" shall mean applicable laws (including common law), statutes, codes, rules, regulations, orders, ordinances, judgments or decrees or other pronouncements having the effect of law in the United States or any foreign country or any state, county, city or other subdivision of any Governmental Entity.

          (b) Each of the parties shall (i) subject to Laws relating to exchange of information, consult with each of the other parties on all of the information relating to such party and any of their respective affiliates that appears in any filing made with, or written materials submitted to, any Governmental Entity or any other third party in connection with the transactions contemplated hereby, (ii) consult with each of the other parties with respect to the obtaining of any Governmental Approvals and any permit, consent, approval, waiver or authorization of a third party necessary or advisable to consummate the transactions contemplated hereby and (iii) keep each of the other parties apprised of the status of obtaining any Governmental Approvals and any permit, consent, approval, waiver or authorization of a third party necessary or advisable to consummate the transactions contemplated hereby. The party responsible for any such action shall promptly deliver to the other party evidence of the filing or making of all applications, filings, registrations, notifications, permits, consents, approvals, waivers and authorizations relating thereto, and any supplement, amendment or item of additional information in connection therewith, except for documents filed or submitted on a confidential basis with a Governmental Entity.

          (c) Without limiting the generality of the foregoing, as soon as practicable after the date hereof, (i) but in no event later than twenty (20) days following the date hereof, the Purchaser and, to the extent applicable, JCF and DSC shall submit a Form A Filing to the Department, (ii) the Sellers and their affiliates shall make all filings contemplated by Section 3.4(b) of the Seller Disclosure Schedule and (iii) the Purchaser and, to the extent applicable, JCF and DSC shall make the required filings under the HSR Act with the Federal Trade Commission and the Department of Justice. The parties shall promptly make any and all other filings and submissions of information with the Department and other Governmental Entities that are reasonably requested by the Department and other Governmental Entities in order to obtain the Governmental Approvals required by the Department and other Governmental Entities to consummate the transactions contemplated hereby. The Sellers agree to furnish the Purchaser with such necessary information and reasonable assistance as may be reasonably requested in connection with the preparation by the Purchaser of the Form A Filing and other filings or submissions (including, if requested by the Purchaser, by participating in telephonic or in-person meetings with the Department or any other Governmental Entity).

          (d) Each of the parties shall, upon request, furnish each other with all information concerning themselves and their affiliates, and such other matters as may be reasonably necessary in connection with any statement, filing, notice or application made by or on behalf of the Purchaser, the Sellers, the Company, DSC or JCF or any of their respective affiliates to any Governmental Entity in connection with the transactions contemplated hereby, including the purchase and sale of the Shares, except to the extent that such information would be, or relates to information that would be, filed under a bona fide claim of confidentiality.

          (e) Each of the parties shall (i) promptly advise each other party upon receiving any communication from any Governmental Entity or third party whose permit, consent, approval, waiver or authorization is required for consummation of the transactions contemplated hereby, including the purchase and sale of the Shares that causes such party to reasonably believe that there is a reasonable likelihood that any requisite permit, consent, approval, waiver or authorization of a Governmental Entity or third party will not be obtained or that the receipt of any such permit, consent, approval, waiver or authorization will be materially delayed and (ii) supply each other party with copies of all correspondence between such party or any of its representatives and Governmental Entities with respect to Governmental Approvals within two
(2) Business Days of sending or receipt.

          (f) Each of the parties shall perform all acts to be performed by it pursuant to this Agreement and shall refrain from taking or omitting to take any action that would violate or cause to remain unfilled its covenants, obligations or agreements or breach its representations and warranties hereunder or render them inaccurate in any material respect as of the date of this Agreement or the Closing Date or that in any way would prevent or materially adversely affect the consummation of the transactions contemplated hereby. Subject to the limitations contained elsewhere in this Section 5.2, each of the parties shall use its reasonable best efforts to satisfy or cause to be satisfied all of the conditions to the obligations of the other parties set forth in Sections 6.2 and 6.3, respectively, and shall do all such further acts and things, as such either party may reasonably request for the purpose of carrying out the intent of this Agreement and transactions contemplated hereby.

          Section 5.3 Acquisition Proposals. The Sellers shall not, and shall cause their Subsidiaries and each of their respective directors, officers, employees, agents, consultants, advisors or other representatives, including legal counsel and accountants (collectively, "Representatives") not to, directly or indirectly, (x) solicit, initiate, knowingly encourage or knowingly facilitate (including by way of furnishing information) any inquiries or the making or submission of any proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal (as defined below),
(y) participate or engage in discussions or negotiations with, or disclose any non public information or data relating to the Shares, the Company or its Subsidiaries or any of the Company Contracts to any Person that has made an Acquisition Proposal or to any Person in contemplation of an Acquisition Proposal, or (z) accept an Acquisition Proposal or enter into any agreement or agreement in principle providing for or relating to an Acquisition Proposal or enter into any agreement or agreement in principle requiring the Sellers to, or which contemplates that the Sellers shall, abandon, terminate or fail to consummate the transactions contemplated hereby. Concurrently with execution of this Agreement, the Sellers shall, and shall cause their respective Representatives to, immediately cease any existing discussions or negotiations, if any, with any Persons conducted heretofore with respect to any Acquisition Proposal and request the return or destruction of any confidential information concerning the Company and it Subsidiaries that has been provided to any such Person in connection therewith. The Sellers shall notify the Purchaser (and provide all details reasonably requested by the Purchaser) promptly, but in any event within seventy-two (72), if the Sellers or any of their affiliates receives any Acquisition Proposal. For the purposes of this Agreement, "Acquisition Proposal" shall mean any inquiry, proposal or offer from any Person (other than the Purchaser or any of its affiliates) concerning any sale, transfer, lease, assignment, pledge, hypothecation or other disposition of any or all of the Shares or any other capital stock or other equity interests of the Company, including any single or multi-step transaction or series of related transactions.

          Section 5.4    Agreements with the Company.

          (a) The Sellers shall not, without the prior written consent of the Purchaser, extend, modify, terminate or renew (or take any action to cause the Company to extend, modify, terminate or renew) any Company Contract (including any Reinsurance Contract, except as expressly set forth in clause (b) below), or enter (or agree to enter) into any Contract which would have been a Company Contract had such Contract been in existence on the date hereof.

          (b) The Sellers shall maintain and renew each Reinsurance Contract for a period of one (1) year following the Closing on the terms currently in force, unless such Reinsurance Contract is earlier terminated by the Company in accordance with the terms of such Reinsurance Contract following the Closing; provided, that the arrangements under each such Reinsurance Contract shall continue in all material respects in a manner consistent with past practice and any unilateral action by the Sellers shall not be considered in determining whether arrangements under such Reinsurance Contract continue in all material respects in a manner consistent with past practice.

          (c) At the Closing, the Sellers shall assign and transfer to the Purchaser all rights of the Sellers under the Registration Rights Agreement, dated May 27, 2004 between the Sellers, on the one hand, and the Company, on the other hand (the "Registration Rights Agreement").

          Section 5.5 Acquisition of Other Shares Prior to Closing. If prior to Closing, the Purchaser, JCF or DSC enter into an agreement to acquire, or commence a tender offer to acquire (which is in fact consummated), all of the Common Stock of the Company not held by the Sellers (the "Other Shares") then, in the event that such acquisition is subsequently consummated (whether before or after the Closing), the Purchaser shall pay to the Sellers, at the time of the consummation of the purchase of the Other Shares, an amount equal to (i) one half of the excess of the per share price paid for the Other Shares over the Per Share Purchase Price, multiplied by (ii) the number of Shares.

          Section 5.6 Release of Liens. At or prior to the Closing, in connection with the foregoing and with respect to any Liens of any kind on any of the Shares pursuant to the VIG Credit Agreement (as defined below) (the "VIG Liens"), the Sellers shall take all necessary action to negotiate and enter into appropriate agreements with First Commercial Bank to obtain the release of all such Liens in connection with VIG's credit agreement (the "VIG Credit Agreement"), dated September 30, 2004 with First Commercial Bank (collectively, the "Release of Liens") and shall deliver to the Purchaser evidence in form and substance reasonably satisfactory to the Purchaser of the Release of Liens. To the extent applicable, such evidence shall include the delivery of Uniform Commercial Code financing UCC-3 collateral change statements, discharges or other appropriate termination statements, recordings and other actions that the Purchaser deems necessary or advisable. For the avoidance of doubt, the Sellers' obligations pursuant to this Section 5.6 shall include, if necessary, the payment at or prior to the Closing by Sellers in full of any and all outstanding indebtedness and other amounts due under the VIG Credit Agreement.

          Section 5.7 Notification of Certain Matters. From the date hereof through the Closing, the Sellers shall give prompt written notice to the Purchaser and the Purchaser shall give prompt written notice to the Sellers of
(a) the occurrence, or failure to occur, of any event which occurrence or failure would be reasonably likely to cause any of the Sellers' or the Purchaser's respective representations or warranties contained in this Agreement to be untrue or inaccurate in any material respect and (b) any material failure of the Sellers or the Purchaser to comply with or satisfy any of their or its respective covenants, conditions or agreements to be complied with or satisfied by them under this Agreement; provided, however, that such disclosure shall not be deemed to cure any breach of a representation, warranty, covenant or agreement, or to satisfy any condition.

          Section 5.8 Press Releases and Public Announcements. No party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the other party; provided, however, that any party may make any disclosure it believes in good faith is required by applicable Law (including, without limitation, the Form A Filing with the Department and any requirement to file a Form 8-K or Statement on Schedule 13D with the Securities and Exchange Commission and any securities exchange on which the Company's securities are listed) or any listing or trading agreement concerning its publicly-traded securities. In the case of any such public disclosure (other than the filing of the Form A Filing with the Department and a Form 8-K or Statement on Schedule 13D with the Securities and Exchange Commission and any securities exchange on which the Company's securities are listed), the disclosing party shall, prior to making such disclosure, use its reasonable best efforts to advise the other party as promptly as practicable, allow the other party reasonable time to comment on such disclosure and consider the views of the other party in respect of such disclosure, all unless impracticable.

          Section 5.9 Further Assurances. At any time and from time to time after the Closing Date, the parties hereto shall (a) furnish upon reasonable request to each other such further assurances, information, documents, instruments of transfer or assignment, files and books and records, (b) promptly execute, acknowledge, and deliver any such further assurances, documents, instruments of transfer or assignment, files and books and records and (c) do all such further acts and things, as such other party may reasonably request for the purpose of carrying out the intent of this Agreement and transactions contemplated hereby.

          Section 5.10   Confidentiality.

          (a) Each of the parties hereto shall hold and shall cause their respective affiliates to hold, and shall each cause their respective past, present and future Representatives to hold, in confidence and not disclose or release without the prior written consent of the party to which such Confidential Information (as defined below) belongs, any and all Confidential Information of the other parties; provided, that any party may disclose, or may permit disclosure of, Confidential Information (i) to its Representatives who have a need to know such information and are informed of their obligation to hold such information confidential to the same extent as is applicable to the parties hereto and in respect of whose failure to comply with such obligations such disclosing party will be responsible or (ii) if a party hereto, its affiliates or its Representatives are compelled to disclose any such Confidential Information by judicial or administrative process or, in its reasonable judgment, by other requirements of Law (including without limitation the Form A Filing with the Department and any requirement to file a Form 8-K or Statement on Schedule 13D with the Securities and Exchange Commission and any securities exchange on which the Company's securities are listed). Notwithstanding the foregoing, in the event that any demand or request for disclosure of Confidential Information is made pursuant to clause
(ii) above (except for the matters set forth in the parenthetical contained in clause (ii) above), the applicable parties, as the case may be, shall promptly notify the other relevant parties of the existence of such request or demand and shall provide such other parties a reasonable opportunity to seek an appropriate protective order or other remedy, which both parties will cooperate in obtaining (each at their own expense). For the purposes of this Agreement, "Confidential Information" shall mean all proprietary technical, economic, environmental, operational, financial and/or other business information or material of one party which, prior to the Closing Date, has been disclosed by any such party in written, oral (including by recording), electronic or visual form to, or otherwise has come into the possession of, any other party (except, in each case, to the extent that such information can be shown to have been (1) in the public domain through no fault of any other such party or its affiliates, (2) lawfully acquired from other sources by any other such party or its affiliates to which it was furnished or (3) developed by or for any other such party without reference to the Confidential Information; provided, however, in the case of subclause (2) that such sources did not provide such information in breach of any confidentiality or other legal obligations of which the receiving party had knowledge).

                                  ARTICLE VI
                                  CONDITIONS

          Section 6.1 Conditions to Each Party's Obligation. The respective obligation of each party to effect the transactions contemplated hereby shall be subject to the satisfaction or, to the extent permitted by applicable Law, waiver at or prior to the Closing of each of the following conditions:

          (a) no statute, rule, order, decree or regulation shall have been enacted or promulgated by any Governmental Entity of competent jurisdiction which prohibits the transactions contemplated hereby or makes such transactions illegal;

          (b) all Governmental Approvals which are necessary for the consummation of the transactions contemplated hereby shall have been filed, have occurred or have been obtained and all such Governmental Approvals shall be in full force and effect (other than the expiration of the applicable waiting period under the HSR Act that is addressed in Section 6.1(c));

          (c) the waiting period (and any extension thereof) applicable to the transactions contemplated hereby under the HSR Act or any other applicable competition, merger control, antitrust or similar Law shall have been terminated or shall have expired; and

          (d) there shall be no order, writ, judgment, injunction, decree, stipulation, determination, or award entered and in effect precluding, restraining, enjoining or prohibiting consummation of the transactions contemplated hereby and there shall not be pending any suit, action, proceeding or investigation by a Governmental Entity seeking to restrain, enjoin or prohibit the transactions contemplated hereby.

          Section 6.2 Conditions to the Obligation of the Sellers. The obligation of the Sellers to effect the transactions contemplated hereby is further subject to the satisfaction or, to the extent permitted by applicable Law, waiver at or prior to the Closing of the following conditions:

          (a) the representations and warranties of the Purchaser contained herein shall be true and correct as of the date hereof and as of the Closing Date as though made on the Closing Date (without regard to materiality qualifiers contained therein), except (i) to the extent such representations and warranties expressly speak as of an earlier date, in which case as of such earlier date and (ii) for those failures to be true and correct that would not, individually or in the aggregate, have, or be reasonably likely to (x) have a material adverse effect on the ability of the Purchaser to (1) perform their obligations under this Agreement or (2) consummate the transactions contemplated hereby or (y) result in the Sellers incurring a material liability;

          (b) the Purchaser, JCF and DSC shall have performed in all material respects each of its respective agreements and covenants contained in or contemplated by this Agreement that are required to be performed by it at or prior to the Closing pursuant to the terms hereof; and

          (c) each of the Sellers shall have received a certificate signed by an executive officer of the Purchaser, dated the Closing Date, to the effect that, to such executive officer's knowledge, the conditions set forth in Sections 6.2(a) and 6.2(b) hereof have been satisfied.

          Section 6.3 Conditions to Obligation of the Purchaser. The obligation of the Purchaser to effect the transactions contemplated hereby is further subject to the satisfaction or, to the extent permitted by applicable Law, waiver at or prior to the Closing of the following conditions:

          (a) the representations and warranties of the Sellers contained herein shall be true and correct as of the date hereof and as of the Closing Date as though made on the Closing Date (without regard to materiality qualifiers contained therein), except (i) to the extent such representations and warranties expressly speak as of an earlier date, in which case as of such earlier date and (ii) for those failures to be true and correct that would not, individually or in the aggregate have, or be reasonably likely to (A) have a material adverse effect on (x) the ability of the Sellers to (1) perform its obligations under this Agreement or (2) consummate the transactions contemplated hereby or (y) the attributes of, or material benefits associated with, ownership of the Shares by the Purchaser (including dividend and voting rights) at and following the Closing or (B) result in the Purchaser incurring a material liability;

          (b) the Sellers shall have performed in all material respects each of its agreements and covenants contained in or contemplated by this Agreement that are required to be performed by it at or prior to the Closing pursuant to the terms hereof;

          (c) neither the Sellers nor the Company nor any of their respective affiliates shall have taken any action which (i) has the effect of prohibiting the Purchaser from acquiring all of the Shares or (ii) could reasonably be likely to adversely affect any attributes of, or material benefits associated with, the Purchaser's ownership of the Shares (including dividend and voting rights); provided, however, that in the event of the occurrence of any action with respect to any matter described in clause (ii) above, this condition shall be deemed to have been automatically waived by the Purchaser for the limited purposes of such action if the Purchaser has not terminated this Agreement under Section 7.1(f) on or before the date that is ten (10) Business Days from the date that the Purchaser received written notice from the Sellers of such action;

          (d) the Purchaser shall have received a separate certificate signed by an executive officer each of the Sellers, dated the Closing Date, to the effect that the conditions set forth in Sections 6.3(a), 6.3(b), 6.3(c), 6.3(e), 6.3(g), 6.3(h), 6.3(i) and 6.3(j) hereof have been satisfied;

          (e) the Sellers shall deliver evidence in form and substance reasonably satisfactory to the Purchaser that the Release of Liens has occurred including, without limitation, the delivery of Uniform Commercial Code financing UCC-3 collateral change statements, discharges or other appropriate termination statements, recordings and other actions that the Purchaser deems necessary or advisable;

          (f) no Governmental Approval that is necessary for the consummation of the transactions contemplated hereby shall contain a Material Negative Condition; provided, however, that, without limiting the Purchaser's rights under this condition with respect to any of clauses 5.2(a)(i), (iii) and (iv), the Purchaser's right to invoke the condition as it solely relates to any action, limitation, condition or restriction of the type described in Section 5.2(a)(ii) shall expire on the next Business Day following the date that is one-hundred twenty (120) days following the date of this Agreement;

          (g) the capital and surplus of VFIC set forth in its latest quarterly statement on file with or submitted to the Department as of the business day immediately preceding the Closing Date shall not be less than $90,000,000;

          (h) the gross amounts owed as of the most recent quarter-end prior to the Closing Date for which such data is available (which in any event shall be for the most recent quarter then ended if the Closing Date occurs on or after forty-five (45) days following the end of the most recent quarter then ended) by the Sellers and their affiliates to the Company and its affiliates pursuant to the Reinsurance Contracts (the "Closing Date Gross Amount") shall at the Closing in no event exceed the amounts stated in the information previously provided by the Sellers to the Purchaser; provided, that five (5) Business Days prior to the Closing Date the Sellers shall deliver to the Purchaser a statement of the such Closing Date Gross Amount and, to the extent such Closing Date Gross Amount exceeds the amounts stated in the information previously provided by the Sellers to the Purchaser, the Sellers shall have ten (10) Business Days to cure such excess amounts;

               (i) at the Closing Date:

(A) the amount equal to (x) the Closing Date Gross Amount less (y) the amounts on deposit in the security fund (the "Deposit Amount") as of the Closing Date securing the obligations of the Seller to the Company under the Reinsurance Agreements pursuant to the Security Fund Agreement, dated September 3, 2004 (or any successor thereto) (such resulting amount, the "Closing Date Net Amount"), shall be not more than

(B) the amount equal to 2/3 multiplied by (x) the gross amounts stated in the information previously provided by the Sellers to the Purchaser as of December 31, 2004 less (y) the Deposit Amount as of December 31, 2004; provided that five (5) Business Days prior to the Closing Date the Sellers shall deliver to the Purchaser a statement of the Closing Date Net Amount and to the extent the Closing Date Net Amount exceeds the Closing Date Target Net Amount, the Sellers shall have ten (10) Business Days to cure such excess amounts;

          (j) (x) neither VFIC nor any of its business, operations, assets or contractual arrangements is subject (whether through notice, lapse of time or otherwise) to (i) a plan of supervision or monitorship or (ii) an order of rehabilitation, receivership or liquidation, in each case, by the Department or other Governmental Entity and (y) neither of the Sellers nor any of their respective subsidiaries has commenced or have filed a petition with respect to, or is reasonably expected to commence or file a petition to, in each case, whether voluntary or involuntary, any liquidation, receivership, rehabilitation, bankruptcy, winding-up, dissolution or similar proceeding under applicable law; and

          (k) the Sellers shall have delivered, or have caused to be delivered, to the Purchaser, as applicable, all of the items set forth in
Section 1.3(a).

          Section 6.4 Frustration of Closing Conditions. None of the parties may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by the failure of such party to act in good faith or to use its reasonable best efforts to cause the Closing to occur.

                                  ARTICLE VII
                                  TERMINATION

          Section 7.1 Termination. Notwithstanding anything herein to the contrary, this Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time before the Closing occurs:

          (a) by the mutual written consent of each of the Purchaser and the Sellers;

          (b) by either the Sellers or the Purchaser, if any Governmental Entity shall have issued a statute, order, decree or regulation or taken any other action (which statute, order, decree, regulation or other action the parties hereto shall use their reasonable commercial efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated hereby or making the transactions contemplated hereby illegal and such statute, order, decree, regulation or other action shall have become final and non-appealable;

          (c) by written notice of the Purchaser, if the Sellers breach or fail to perform in any material respect any of their representations, warranties or covenants contained in this Agreement, which breach or failure to perform (i) would or would reasonably be expected to give rise to the failure of a condition set forth in Section 6.1 or 6.3, and (ii) cannot be or has not been cured within thirty (30) days after the giving of written notice to the Sellers of such breach;

          (d) by written notice of the Sellers, if the Purchaser breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (i) would or would reasonably be expected to give rise to the failure of a condition set forth in Section 6.1 or 6.2, and (ii) cannot be or has not been cured within thirty (30) days after the giving of written notice to the Purchaser of such breach;

          (e) by written notice of either the Sellers or the Purchaser if the Closing shall not have occurred on or prior to December 12, 2005 (the "Outside Date"); provided, further, that the right to terminate this Agreement under this Section 7.1(e) shall not be available to a party hereto, if such party hereto has failed to perform in all material respects its obligations under this Agreement and such failure has been the cause of, or results in, the failure of the Closing to occur on or before the Outside Date;

          (f) by the Purchaser if the Sellers or the Company, or any of their respective affiliates have taken any action, which action could reasonably be likely to adversely affect any attributes of, or material benefits associated with the Purchaser's ownership of the Shares; provided, that the Purchaser's ability to exercise its termination rights pursuant to this Section 7.1(f) due to any such specific action shall expire (for the limited purpose of such action) if the Purchaser has not exercised its termination right hereunder on or prior to the date that is ten (10) Business Days from the date the Purchaser received written notice from the Sellers of the occurrence of such action; or

          (g) by written notice of the Purchaser, in the event that the Department notifies the Purchaser, at any time that on or prior to the date that is one-hundred twenty (120) days following the date of this Agreement, in writing (specifically detailing any action, limitation, condition or restriction) that as a requirement of approving the Form A Filing it will impose or require a Material Negative Condition of the type described in
Section 5.2(a)(ii) in the approval order with respect to the Form A Filing; provided, that the Purchaser's ability to exercise its termination rights pursuant to this Section 7.1(g) due to any such action, limitation, condition or restriction shall expire on the date that is the next Business Day following the date that is one hundred twenty (120) days following the date of this Agreement; provided, further, that nothing in this Section 7.1(g) shall in any way limit the Purchaser's rights under the conditions set forth in
Section 6.3(f) with respect to any of clauses 5.2(a)(i), (iii) and (iv) whether prior to or after such date.

          Section 7.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1 hereof, written notice thereof shall forthwith be given to the other party specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void, and there shall be no liability on the part of the Purchaser or the Sellers, except that such termination shall not limit a party's liability with respect to any breach or violation of any representation, warranty, covenant, agreement or obligation occurring prior to the time of such termination; provided, that the agreements contained in Section 5.8, Section 5.10, this Article VII and Article VIII hereof shall survive the termination of this Agreement.

                                 ARTICLE VIII
                                 MISCELLANEOUS

          Section 8.1    Survival.

          (a) All of the representations and warranties contained in this Agreement or on any schedule hereto shall survive the Closing until the first anniversary after the Closing; provided, that the representations and warranties contained in Section 3.2 (Ownership of Shares), Section 3.3 (Authorization; Validity of Agreements) and Section 3.8 (Brokers) shall survive the Closing indefinitely.

          (b) All of the covenants, agreements, undertakings and obligations of the parties contained in this Agreement shall survive until fully performed or fulfilled in accordance with their terms (unless earlier terminated as provided in Section 7.2), unless non-compliance with such covenants, agreements, undertakings or obligations is waived in writing by the party entitled to such performance.

          (c) It is understood by each of the parties hereto that, following the Closing, neither JCF nor DSC shall have any liability (whether for indemnification or otherwise) to the Sellers or to any of their affiliates by reason of, or under, this Agreement or the transactions contemplated hereby.

          Section 8.2    Indemnification.

          (a) VIG agrees to indemnify and hold harmless Purchaser and each of its respective directors, officers, employees, members, affiliates and agents from and against any and all costs, expenses (including reasonable attorneys' fees and expenses), judgments, fines, penalties, claims, losses, damages and assessments arising out of or in connection with a breach or non-fulfillment by either VIG or VFIC of any of their representations, warranties, covenants, obligations, or agreements under this Agreement or any certificate of VIG or VFIC, in each case delivered to the Purchaser pursuant to Section 6.3(d). VFIC agrees to indemnify and hold harmless Purchaser and each of its respective directors, officers, employees, affiliates and agents from and against any and all costs, expenses (including reasonable attorneys' fees and expenses), judgments, fines, penalties, claims, losses, damages and assessments arising out of or in connection with a breach or non-fulfillment by VFIC of any of its representations, warranties, covenants, obligations or agreements under this Agreement or any certificate of VFIC delivered to the Purchaser pursuant to
Section 6.3(d).

          (b) The Purchaser agrees to indemnify and hold harmless the Sellers and each of their respective directors, officers, employees, affiliates and agents from and against any and all costs, expenses (including reasonable attorneys' fees and expenses), judgments, fines, penalties, claims, losses, damages and assessments arising out of or in connection with a breach or non-fullfilment by the Purchaser of any of its representations, warranties, covenants, obligations or agreements under this Agreement or any certificate of the Purchaser delivered to the Sellers pursuant to Section 6.2(c).

          Section 8.3    Amendment; Waiver.

          (a) This Agreement may not be amended or modified by the parties except by an instrument in writing signed on behalf of each of the parties hereto.

          (b) At any time prior to the Closing, the parties may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document, certificate or writing delivered pursuant hereto or (iii) waive compliance with any of the agreements, covenants or conditions of the other parties hereto contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

          Section 8.4 Fees and Expenses. All costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such expenses. In the event of the termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by any other party.

          Section 8.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given upon (a) transmitter's confirmation of a receipt of a facsimile transmission, (b) confirmed delivery by a standard overnight carrier or when delivered by hand or (c) the expiration of five (5) Business Days after the day when mailed in the United States by certified or registered mail, postage prepaid, addressed at the following addresses (or at such other address for a party as shall be specified by like notice):

                       (i)    if to the Sellers:

                                    Vesta Insurance Group, Inc.
                                    P.O. Box 43360
                                    3760 River Run Road
                                    Birmingham, Alabama  35243
                                    Facsimile:  (205) 970-7016
                                    Attn:   John W. McCullough, Esq.

                                    with a copy to:

                                    Balch & Bingham LLP
                                    1901 Sixth Avenue North
                                    Birmingham, Alabama  35203
                                    Facsimile:  (205) 226-8799
                                    Attention:  James F. Hughey, Jr., Esq.

                       (ii)   if to the Purchaser, to:

                                    New Affirmative LLC

                                    c/o J.C. Flowers I LP
                                    717 Fifth Avenue, 26th Floor
                                    New York, NY 10022
                                    Telephone:  (212) 404-6808
                                    Facsimile:  (646) 304-6424
                                    Attention:  Avshalom Kalichstein

                                    DSC AFFM, LLC
                                    900 N. Michigan, 19th Floor
                                    Chicago, IL   60611
                                    Telephone:  (312) 915-2845
                                    Facsimile:  (312) 915-2487
                                    Attention:  Mike Ryan

                                    with a copy to:

                                    DSC AFFM, LLC
                                    153 East 53rd Street, 26th Floor
                                    New York, New York 10022
                                    Telephone:  (212) 521-5129
                                    Facsimile:  (212) 521-5127
                                    Attention:  Gary Katz

                                    and with a copy to:

                                    Skadden, Arps, Slate, Meagher & Flom LLP
                                    Four Times Square
                                    New York, New York 10036
                                    Telephone: (212) 735-3000
                                    Facsimile:  (212) 735-2000
                                    Attention:  Lou R. Kling, Esq.
                                                Thomas W. Greenberg, Esq.

                      (iii)   if to JCF:

                                    J.C. Flowers I LP
                                    717 Fifth Avenue, 26th Floor
                                    New York, New York 10022
                                    Telephone:  (212) 404-6808
                                    Facsimile:  (646) 304-6424
                                    Attention:  Avshalom Kalichstein

                                    with a copy to:

                                    Skadden, Arps, Slate, Meagher & Flom LLP
                                    Four Times Square
                                    New York, New York 10036
                                    Telephone: (212) 735-3000
                                    Facsimile:  (212) 735-2000
                                    Attention:  Lou R. Kling, Esq.
                                                Thomas W. Greenberg, Esq.

                       (iv)   if to DSC:

                                    Delaware Street Capital Master Fund, L.P.
                                    c/o DSC Advisors, L.P.
                                    Chicago, IL   60611
                                    Telephone:  (312) 915-2845
                                    Facsimile:  (312) 915-2487
                                    Attention:  Mike Ryan

                                    with a copy to:

                                    Delaware Street Capital Master Fund, L.P.
                                    c/o DSC Advisors, L.P.
                                    153 East 53rd Street, 26th Floor
                                    New York, New York 10022
                                    Telephone:  (212) 521-5129
                                    Facsimile:  (212) 521-5127
                                    Attention:  Gary Katz

                                    and a copy to:

                                    Skadden, Arps, Slate, Meagher & Flom LLP
                                    Four Times Square
                                    New York, New York 10036
                                    Telephone: (212) 735-3000
                                    Facsimile:  (212) 735-2000
                                    Attention:  Lou R. Kling, Esq.
                                                Thomas W. Greenberg, Esq.

          Section 8.6    Interpretation; Seller Obligations.

          (a) For purposes of this Agreement, words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires. Whenever the words "include," "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation." The terms "hereof," "herein" and "hereto" shall be interpreted to refer to this Agreement in its entirety and to all of the Schedules and not to any particular provision, unless otherwise stated. The term "affiliate" when used in this Agreement shall have the meaning ascribed to it in Rule 12b-2 under the Securities Exchange Act of 1934, as amended. The term "knowledge" when used with respect to the Sellers shall mean the actual knowledge, without any requirement of due inquiry, of Norman W. Gayle III, Donald W. Thornton, Hopson B. Nance, John W. McCullough, Art Gonzalez, and David Lacefield. The phrase "beneficial ownership" and words of similar import when used in this Agreement shall have the meaning ascribed to it in Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

          (b) VIG shall be jointly and severally liable for its and VFIC's obligations under this Agreement. VFIC shall be liable for its obligations under this Agreement. In the event that any party receives any notice or waiver from either of the Sellers, such notice or waiver shall be deemed to be binding on each of the Sellers.

          Section 8.7 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated.

          Section 8.8    Counterparts. This Agreement may be executed in two
(2) or more counterparts, each of which shall be deemed an original but all of which shall be considered one and the same agreement.

          Section 8.9 Entire Agreement. This Agreement, the Seller Disclosure Schedule, the Confidentiality Agreement, dated as of June 3, 2005, by and among the Sellers, Delaware Street Capital, LLC and JCF, any schedules and any other writing signed by the parties in connection herewith constitute the entire agreement, and supersede all prior agreements and understandings
(written and oral), among the parties with respect to the subject matter hereof.

          Section 8.10 No Third Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors and permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights, and this Agreement does not confer any such rights, upon any other Person other than any Person entitled to indemnity under Section 8.2.

          Section 8.11 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

          Section 8.12 Specific Performance. The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

          Section 8.13 Governing Law. This Agreement, and any disputes arising hereunder or controversies related hereto, shall be governed by and construed in accordance with the internal Laws, and not the Laws governing conflicts of Laws, of the State of Delaware; provided, that the submission and approval of the Form A Filing shall be governed by the Illinois Insurance Code.

          Section 8.14 Submission to Jurisdiction. Each of the parties hereto hereby irrevocably submit in any action, suit or proceeding arising out of this Agreement or any of the transactions contemplated hereby to the exclusive jurisdiction of the state and federal courts located in Cook County, Illinois, for any action or proceeding arising under or relating to this Agreement. The parties hereto waive any and all objections to the laying of venue of any such litigation in such jurisdiction and agree not to plead or claim in any such litigation that such litigation has been brought in an inconvenient forum.

          Section 8.15 Waiver of Jury Trial. Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement, or the transactions contemplated hereby. Each party certifies and acknowledges that (a) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (b) each such party understands and has considered the implications of this waiver, (c) each such party makes this waiver voluntarily and (d) each such party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 8.15.

          Section 8.16 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other party; provided, that the Purchaser shall have the right without obtaining the consent of the Sellers (a) to assign its rights and obligations under this Agreement to any affiliate of the Purchaser or (b) collaterally assign (or grant a security interest in), in whole or in part, this Agreement; provided, further, that nothing herein shall relieve the Purchaser, JCF or DSC of their respective obligations hereunder unless a novation in writing is provided by the Sellers. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by, the parties and their respective successors and assigns, and the provisions of this Agreement are not intended to confer upon any Person other than the parties hereto and their respective successors and assigns any rights or remedies hereunder.


                 [Remainder of Page Intentionally Left Blank]

          IN WITNESS WHEREOF, the undersigned have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                              NEW AFFIRMATIVE LLC


                              By:  /s/ Michael J. Ryan
                                   -----------------------------------
                                   Name:   Michael J. Ryan
                                   Title:  Authorized Person


                              By:  /s/ Avshalom Kalichstein
                                   -----------------------------------
                                   Name:   Avshalom Kalichstein
                                   Title:  Authorized Person


                              VESTA INSURANCE GROUP, INC.


                              By:  /s/ Norman W. Gayle, III
                                  -----------------------------------
                                   Name:   Norman W. Gayle, III
                                   Title:  President and Chief
                                           Executive Officer


                              VESTA FIRE INSURANCE CORPORATION


                              By:  /s/ David Lacefield
                                  -----------------------------------
                                   Name:  David Lacefield
                                   Title: President


                              J.C. FLOWERS I LP

                              By:  JCF Associates I LLC,
                                   its General Partner

                              By:  /s/ Avshalom Kalichstein
                                  -----------------------------------
                                  Name:  Avshalom Kalichstein
                                  Title: Principal


                              DELAWARE STREET CAPITAL
                              MASTER FUND, L.P.


                              By:  /s/  Andrew G. Bluhm
                                  -----------------------------------
                                   Name:  Andrew G. Bluhm
                                   Title:



                 (Signature Page to Stock Purchase Agreement)